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                                     EXHIBIT 99.02

Letter of Intent, dated September 21, 1997, from Rally's Hamburgers, Inc., to CKE Restaurants, Inc., Fidelity National Financial, Inc., and GIANT GROUP, LTD.


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                                                                   EXHIBIT 99.02

                            RALLY'S HAMBURGERS, INC.
                        10002 Shelbyville Road, Suite 150
                           Louisville, Kentucky 40223




                               September 21, 1997


CKE Restaurants, Inc.
1200 North Harbor Boulevard
Anaheim, CA  92801

Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 300
Irvine, CA  92614

GIANT GROUP, LTD.
9000 Sunset Boulevard, 16th Floor
Los Angeles, CA  90069

Gentlemen:

        This letter of intent is in connection with a proposed exchange (the "Transaction") of shares of Rally's Hamburgers, Inc. ("Rally's") common stock, $.10 par value per share (the "Rally's Common Stock"), and a new series of preferred stock (the "Rally's Preferred Stock") for shares of Checkers Drive-In Restaurants, Inc. common stock, $.001 par value per share (the "Checkers Common Stock"), held by you and certain other persons. In that regard, and with a view toward our reaching an agreement on a definitive contract and related documents (collectively, the "Exchange Agreement"), Rally's proposes that this letter serve as a memorandum of our mutual intentions with respect to the business points of the proposed Transaction subject to the terms and conditions set forth in this correspondence.

 1. EXCHANGE. Rally's proposes to acquire all of Checkers Common Stock held of record on September 19, 1997 by Fidelity National Financial, Inc. ("FNF") and CKE Restaurants, Inc. ("CKE"). In addition, pursuant to the Exchange Agreement, Rally's proposes to acquire all shares of Checkers Common Stock held by GIANT GROUP, LTD. and certain of its affiliates and related parties (the"GIANT Parties") on September 19, 1997 and may acquire from one or more other persons certain of the shares of Checkers Common Stock such persons purchased in a private placement in February 1997.



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 2.     EXCHANGE CONSIDERATION. Rally's will issue shares of Rally's Common
        Stock and Rally's Preferred Stock (with substantially the terms set forth in Appendix A hereto) as consideration for the Checkers Common Stock to be acquired in the Transaction. The number of shares of Rally's Common Stock and Rally's Preferred Stock to be so issued will be based upon the current market value of the Rally's Common Stock and the Checkers Common Stock. It is the intent of the parties that such market values will be the average closing sale price on the NASDAQ National Market for the five trading days immediately preceding the initial public announcement of the Transaction ($3.11 for the Rally's Common Stock and $1.33 for the Checkers Common Stock). Rally's will issue pro rata shares of Rally's Common Stock constituting 19% of the outstanding Rally's Common Stock, with the remainder of the consideration being in the form of Rally's Preferred Stock.

 3. THE CLOSING. The closing ("Closing") of the Transaction shall occur as soon as practical following the completion of the following:

                (a) Rally's obtaining a written opinion from an investment banking firm acceptable to the Independent Committee appointed by Rally's Board of Directors for purposes of the Transaction ("Rally's Independent Committee") as to the fairness of the Transaction, from a financial point of view, to Rally's and its stockholders;

                (b) Rally's Independent Committee approving the Transaction and authorizing execution of the Exchange Agreement;

                (c) The execution of the Exchange Agreement by Rally's, FNF, CKE and the GIANT Parties; and

                (d) Each party obtaining all required corporate, governmental, regulatory and other third party approvals and completing all required governmental and regulatory filings.

        In no event shall the Closing date be extended beyond April 1, 1998, absent an express written agreement between the parties extending the Closing Date.

 4. REGISTRATION OF RALLY'S COMMON STOCK. Rally's will file a Registration Statement with the Securities and Exchange Commission with respect to the issuance or resale of the Common Stock issued in connection with the Transaction (including upon conversion of the Rally's Preferred Stock). If such Registration Statement relates to the resale of the Rally's Common Stock, Rally's will maintain the effectiveness of such Registration Statement for a two-year period. Rally's shall bear all expenses in connection with the Registration Statement except for fees and expenses of counsel for the other parties to the Exchange Agreement.



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 5.     UNDERTAKINGS. In consideration of the substantial time, effort and expense Rally's will expend in connection with the preparation and execution of the Exchange Agreement, FNF and CKE each undertakes and agrees that, between the date of the execution of this letter and the earlier of the execution of the Exchange Agreement or the termination of the Transaction, each will use its commercially reasonable efforts to cause Checkers to:


                (a) do nothing to materially adversely affect the prospects or continued viability of Checker's business;

                (b) pay no extraordinary compensation to any of Checker's officers, directors or stockholders and shall not incur any additional debt other than in the ordinary course of business;

                (c) except in order to satisfy outstanding options and/or warrants, not issue or sell any of its securities or any securities of any of its subsidiaries, or any rights to acquire such securities;

                (d) not pay any dividends, redeem any securities or otherwise cause any asset to be distributed to its stockholders in their capacities as such;

                (e) not solicit or initiate any further discussions or engage in further negotiations or discussions with anyone concerning a sale or transfer of all or any part of Checker's stock or assets, and will promptly inform Rally's of any offer or proposal, directly or indirectly, with respect to the foregoing, and shall furnish such information with respect thereto as Rally's may request; provided that nothing herein shall preclude Checkers or its Board of Directors of acting in good faith to comply with the Board's fiduciary obligations under applicable law; and

                (f) use its best efforts to preserve intact Checker's business organization, its goodwill and its customers, suppliers, and others having business relations with it.

 6. EXPENSES. Subject to Section 4 above, each party to the Exchange Agreement shall bear its respective expenses incurred in the Transaction.

 7. ANNOUNCEMENTS. Prior to execution of the definitive Exchange Agreement, no party shall issue any statement or communication to the public regarding the Transaction without the consent of the other parties, which consent shall not be unreasonably withheld. Such restriction shall be subject to the parties obligations to comply with the applicable securities laws which will require public disclosure upon execution of this letter on intent. The parties will cooperate with respect to the preparation of such required disclosure.



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 8.     BROKERS. The agreement contemplated hereby will contain a representation by both parties that no broker or finder was involved in the proposed Transaction and an indemnification for any costs to the other party caused b y a breach or an alleged breach thereof.

 9. OUTLINE ONLY: NO CONTRACT. The parties do not intend this letter of intent to be a legally binding and enforceable contract. A binding contract will not exist unless and until the parties have executed an Exchange Agreement approved by Rally's Board of Directors and Independent Committee regarding the subject matter of this letter of intent and containing all other essential terms of an agreed-upon transaction. The parties acknowledge that they have not set forth herein nor agreed upon all essential terms of the subject matter of the Transaction, including without limitation, warranties and representations, conditions precedent and indemnities, and that such essential terms will be the subject of further negotiation. Statements of intent or understandings in this letter shall not create any rights or obligations for or on the part of any party to this letter.

        Notwithstanding the foregoing, the parties agree that the provisions in paragraphs 5 (Undertakings), 6 (Expenses), 7 (Announcements), 8 (Brokers), 9 (Outline Only ), 10 (Termination), 11 (Representations), 12 (Expiration of Offer), and 13 (Waiver of Torts) represent the parties' legally binding agreements enforceable in accordance with their terms. The enforceability of such provisions is not conditioned on further negotiations or the successful outcome of any further negotiations.

10. TERMINATION. This letter of intent shall continue in effect so long as Rally's is proceeding diligently toward completion of the Transaction, provided that any party may terminate this letter of intent upon written notice to the other party any time after November 30, 1997 if the Exchange Agreement shall not have been executed by such date. This date may be extended by agreement of the parties.

11. REPRESENTATIONS. By signing this letter of intent in the spaces set forth below, all parties indicate their approval of the foregoing and represent to the other that no consent of another party is necessary in order to proceed to negotiate and structure a transaction along the lines set forth below.

12. EXPIRATION OF OFFER. This letter of intent shall expire for all purposes if it has not been accepted by FNF and CKE and returned to Rally's on or before 9:00 a.m. EST on September 22, 1997.

13. WAIVER OF TORT CLAIM. Each party hereby waives for itself and for its successors and assigns any claim for damages (including but not limited to punitive damages) against the other parties, their agents and representatives, for bad faith denial of the existence of a contract or for breach of the implied covenant of good faith and fair dealing in connection with the failure of the parties hereto to consummate a transaction as outlined above.



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        If the foregoing meets with your approval, kindly execute both copies of this letter and return one copy to us immediately.

                                        RALLY'S HAMBURGERS, INC.



                                        By:   /s/ BURT SUGARMAN
                                           -------------------------------------
                                           Burt Sugarman


AGREED TO AND ACCEPTED THIS 21ST DAY OF SEPTEMBER, 1997.


                                        CKE RESTAURANTS, INC.



                                        By:  /S/ ANDREW PUZDER
                                           -------------------------------------
                                           Andrew Puzder


                                        FIDELITY NATIONAL FINANCIAL,  INC.



                                        By:  /S/ ANDREW PUZDER
                                           -------------------------------------
                                           Andrew Puzder



                                        GIANT GROUP, LTD.



                                        By:  /S/ BURT SUGARMAN
                                           -------------------------------------
                                           Burt Sugarman



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                                   APPENDIX A
                            RALLY'S HAMBURGERS, INC.
                       PROPOSED SERIES A PREFERRED STOCK
                                   TERM SHEET


        A.      LIQUIDATION PREFERENCE.

        $311.00 per share of Series A Preferred (100 times the market value of the Rally's Common Stock, as determined by the Letter of Intent to which this Appendix A is attached) upon liquidation of Rally's plus accrued unpaid dividends (the "Liquidation Preference").

        B.      DIVIDENDS.

        Right to receive $45.00 per annum (i.e., 14.5% of the initial Liquidation Preference), payable nine months from the date of issuance and quarterly thereafter in cash if, and only if, at the first action taken by Rally's stockholders after the execution of the Exchange Agreement, such stockholders fail to approve the conversion provisions of the Series A Preferred and any change in the number of authorized shares of Common Stock needed to enable Rally's to comply with the conversion provisions (the "Stockholder Approval") or if the Series A Preferred Stock is not converted into Common Stock on or prior to July 31, 1998. In either case, dividends shall accrue from the Closing date.

        C.      VOTING RIGHTS.

        None, except (i) upon default of two dividends, the Board of Directors will be expanded by two directors and the holders of the Series A Preferred, voting as a class, will have the right to elect two directors and (ii) as required by the Delaware General Corporation Law.

        D.      CONVERSION.

        If the Stockholder Approval is obtained, the Series A Preferred will be automatically converted into Common Stock at a per share Conversion Rate equal to the Liquidation Preference dividend by $3.11 (the per share market value of the Rally's Common Stock used in the Exchange), subject to adjustment.


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        E.      MATURITY

        If the Stockholder Approval is not obtained, the Series A Preferred must be redeemed, on or prior to the second anniversary of the Closing at a redemption price equal to the Liquidation Preference. If the Company does not redeem the Series A Preferred as required, then: (i) the dividend which holders Series A Preferred are entitled to receive shall increase to $55.00 per annum (18% of the Liquidation Preference); and (ii) if such holders are not otherwise entitled to elect two directors, the number of directors constituting the Board of Directors shall be increased by two and such holders (voting as a separate class) will be entitled to elect two directors.




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